Exhibit 99 (a)

                      The New Dun & Bradstreet Corporation
                              One Diamond Hill Road
                          Murray Hill, New Jersey 07974


                                                                   June 29, 1998


Kenneth Siegel, Esq.
Cognizant Corporation
200 Nyala Farms
Westport, CT  06880

Earl Doppelt, Esq.
ACNielsen Corporation
177 Broad Street
Stamford, CT  06901

Dear Sirs:

         Reference is made to the Distribution Agreement (the "1996 Distribution Agreement"), dated as of October 28, 1996, among The Dun & Bradstreet
Corporation ("D&B"), Cognizant Corporation ("Cognizant") and ACNielsen Corporation ("ACNielsen"). D&B has announced its intention to separate into two separate companies through a distribution (the "New D&B Distribution") to its stockholders of all of the shares of common stock of its subsidiary The New Dun & Bradstreet Corporation ("New D&B"). In Section 8.9(b) of the 1996 Distribution Agreement, D&B agreed not to make a distribution such as the New D&B Distribution unless it caused the distributed entity to undertake to both Cognizant and ACNielsen to be jointly and severally liable for all D&B Liabilities (as defined in the 1996 Distribution Agreement). Therefore, in accordance with Section 8.9(b) of the 1996 Distribution Agreement and intending to be legally bound hereby, from and after the effective time of the New D&B Distribution, New D&B undertakes to each of Cognizant and ACNielsen to be jointly and severally liable with D&B for all D&B Liabilities under the 1996 Distribution Agreement.

                                          Very truly yours,

                                          THE NEW DUN & BRADSTREET
                                          CORPORATION


                                          By:     /S/Nancy L. Henry
                                          Name:   Nancy L. Henry
                                          Title:  Senior Vice President and
                                                  Chief Legal Counsel